Exhibit 23.6

April 18, 2025

Antalpha Platform Holding Company

Suntec Tower 2, 9 Temasek Boulevard

#13-01/02/03, Singapore, 038989

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Antalpha Platform Holding Company (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

* * *

Sincerely yours,

/s/ Yang Wang
Name: Yang Wang

[Signature Page to Consent of Independent Director]